EXHIBIT (A)(5)


                          Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock


                                       of


                                  CDnow, Inc.


                                       at


                              $3.00 Net Per Share


                                       by


                             BINC Acquisition Corp.


                          a wholly owned subsidiary of


                               Bertelsmann, Inc.


                                                                  July 26, 2000

To Our Clients:

     Enclosed for your consideration is the Offer to Purchase dated July 26, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by BINC Acquisition Corp., a Pennsylvania corporation ("Purchaser") and a wholly owned subsidiary of Bertelsmann, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, no par value (the "Shares"), of CDnow, Inc., a Pennsylvania corporation (the "Company"), at a purchase price of $3.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

     We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

     Your attention is invited to the following:

         1. The offer price is $3.00 per Share, net to you in cash, without interest.

         2. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, August 22, 2000, unless the Offer is extended.

         3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 19, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that Purchaser will be merged into the Company (the "Merger") following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement.

         4. The Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the shareholders of the Company and recommends that the Company's shareholders tender their Shares in the Offer.

         5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents, together with any Shares beneficially owned by Parent (other than Shares, if any, convertible upon conversion of the Convertible Loan Agreement (as defined in the Offer to Purchase)), at least a majority of the then outstanding Shares on a diluted basis (taking into consideration options and warrants to acquire Shares at $10 per Share or less but excluding Shares, if any, issuable upon exercise of the Convertible Loan Agreement) and (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other applicable foreign antitrust or competition laws. The Offer is also subject to other conditions.

         6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

         Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) certificates evidencing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book- Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase under "Procedures for Accepting the Offer and Tendering Shares", (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book- Entry Transfer Facility are actually received by the Depositary.


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


                        Instructions with Respect to the
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                                  CDnow, Inc.

         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 26, 2000 and the related Letter of Transmittal, in connection with the offer by BINC Acquisition Corp. to purchase all outstanding shares of common stock, no par value (the "Shares"), of CDnow, Inc. at a purchase price of $3.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

         This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.


Number of Shares to Be Tendered:*                                 SIGN HERE

_______________________________ Shares          ______________________________________________
                                                                 Signature(s)
Account No.: _________________________
                                                ----------------------------------------------
Dated: __________________________, 2000                         Print Name(s)

                                                ----------------------------------------------
                                                               and Address(es)

                                                ----------------------------------------------
                                                        Area Code and Telephone Number

                                                ----------------------------------------------
                                                 Tax Identification or Social Security Number



-------------------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.


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